Exhibit 10.2

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

NantHealth License Agreement

This NantHealth License Agreement (this “Agreement”) with an effective date of June 19, 2015 (the “Effective Date”) is by and between NantHealth, LLC, a Delaware limited liability company (“NantHealth”), on behalf of itself and its Subsidiaries, including eviti, Inc. (“eviti”), and NantOmics, LLC, a Delaware limited liability company (“Licensee”). The NantHealth and Licensee are sometimes referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, the NantHealth and Licensee are parties to that certain NantOmics Exclusive Reseller Agreement (the “Reseller Agreement”), dated concurrently with the Effective Date, pursuant to which Licensee grants to the NantHealth an exclusive right to resell certain genomic services made available by Licensee;

WHEREAS, NantHealth has developed, owns and supports certain proprietary software and hardware solutions for use in connection with patient care, and offers certain content and services to its licensees customers;

WHEREAS, as partial consideration for the rights granted to NantHealth pursuant to the Reseller Agreement, Licensee desires to license from NantHealth certain rights to NantHealth’s products, services and associated content, and NantHealth desires to grant such rights to Licensee;

WHEREAS, as further partial consideration for the rights granted to NantHealth pursuant to the Reseller Agreement, Licensee desires to license from NantHealth certain rights to the NantHealth Data (as defined below), and NantHealth desires to grant such rights to Licensee;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Definitions. Capitalized terms that are used but not otherwise defined in this Agreement shall have the meanings set forth below:

“Affiliate” means, with respect to a Party, any entity that, at a given time, directly or indirectly Controls, is Controlled by or is under common Control with, such party. For purposes of this Agreement, (i) NantHealth and its Subsidiaries shall not be deemed to be Affiliates of Licensee and (ii) Licensee and its Affiliates shall not be deemed to be Affiliates of NantHealth.

“BAA” means that certain Bilateral Business Associate Agreement executed by the Parties.

“Confidential Information” means non-public information of a Disclosing Party or its Affiliates, including (a) any trade secrets and any information relating to the Disclosing Party’s current and planned products and services, technology, source code, techniques, know-how, research, engineering, designs, finances, accounts, procurement requirements, manufacturing, customer lists, business forecasts, and marketing; (b) any information disclosed in writing that is clearly marked “confidential” or with a similar proprietary notice at the time of disclosure; (c) any information disclosed verbally that is identified as “confidential” or similarly at the time of disclosure, or which, by its nature, a reasonable person would consider confidential; (d) the terms and conditions of this Agreement; (e) NantHealth Data; (f) NantOmics Data; and (g) the Content.

“Content” means the information and/or content available in or on, or accessed or downloaded through or from, the NantHealth Solutions, including without limitation content relating to cancer treatment (such as clinical trial and treatment information) and rare disease data (including rare disease data obtained by NantHealth in connection with its license of the “Health Heritage” software). For the avoidance of doubt, Content does not include individually identifiable patient data.

NantHealth License Agreement CONFIDENTIAL	Page 1 of 14

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Control” means the direct or indirect power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Customer” means any entity that has entered into an agreement with Licensee or its Affiliates to access, use or receive products, services or other solutions from Licensee or its Affiliates, whether on a commercial or a non-commercial basis.

“Developer Tools” means all application programming interfaces (“APIs”), software development kits (“SDKs”), routines, data structures, object classes, variables, protocols, software code and other similar information and materials made available by NantHealth or any of its Subsidiaries to any developers, integrators or other partners, now and in the future, which can be utilized for integrating, accessing or otherwise interfacing with the NantHealth Solutions and the Content.

“Eviti Products” means (a) eviti|Advisor; (b) eviti|Connect; (c) all ancillary or associated products, or improvements or successor products to either (a) or (b) that may be developed by the NantHealth or its Subsidiaries; and (d) all upgrades and updates to (a), (b) or (c).

“Field” means all uses relating to the following: (i) the discovery, development, evaluation, trial, analysis or regulatory approval of any pharmaceutical or therapeutic product or treatment, or any companion diagnostic, biomarker, neoantigen or neoepitope; (ii) access by individual consumers, including without limitation patients, for personal or non-commercial use; and (iii) research, educational, and other non-commercial purposes.

“Intellectual Property Rights” means all present and future patent rights (including but not limited to rights in patent applications or disclosures and rights of priority), copyright (including but not limited to rights in audiovisual works and moral rights), trade secret rights, trademark rights, and any other intellectual property rights recognized by the law of any applicable jurisdiction.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, or other requirement or rule of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“Licensee Data” means all data and information generated, processed and/or transmitted by Customers in the course of using products or services made available by Licensee or its Affiliates that incorporate or are based on the NantHealth Solutions.

“Loss” means all losses, damages, liabilities, deficiencies, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees, the costs of enforcing any right to indemnification hereunder, and the cost of pursuing any insurance providers.

“NantHealth Data” means all data and information generated, processed and/or transmitted in the course of use by licensees and customers of the NantHealth Solutions and any other products or services marketed and distributed by NantHealth or its Subsidiaries, including, without limitation, phenotypic, claims, clinical outcome and image data and data relating to transactions processed by/through the Eviti Products.

NantHealth License Agreement CONFIDENTIAL	Page 2 of 14

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“NantHealth Trademarks” means the trademarks used by NantHealth and/or its Subsidiaries in connection with the marketing, sale and branding of its products and services, including without limitation the NantHealth Solutions.

“NantHealth Solutions” means (i) the eviti Products; (ii) the “Health Heritage” software if, as and when licensed to NantHealth or any of its Subsidiaries; and (iii) all current and future software and hardware products and services of NantHealth and/or its Subsidiaries (or for which NantHealth or any of its Subsidiaries has the right to license) with applications or functionality that contemplate direct use by patients or other individual end-users, whether or not such solution is offered on a hosted or non-hosted basis; and (iii) Content.

“Representatives” means, with respect to a Party or its Affiliates, each of their respective employees, officers, directors, partners, shareholders, agents, attorneys, and third-party advisors.

“Subsidiary” means, with respect to a person, any other person that is directly or indirectly, through one or more intermediaries, Controlled by such person.

2.	Licenses and Intellectual Property Ownership.

2.1 License Grant. NantHealth, on behalf of itself and its Subsidiaries, hereby grants to Licensee and its Affiliates a worldwide, non-exclusive, perpetual, sublicensable (solely in order to sublicense to Customers), fully paid-up, right and license, solely in the Field, to:

a. market, distribute, resell, reproduce, transmit, access, make available, prepare derivative works of, modify and otherwise use the NantHealth Solutions, including without limitation on a white label basis or as made available by NantHealth or its Subsidiaries on a hosted basis;

b. reproduce, distribute, transmit, prepare derivative works of and modify (to combine with similar materials for related products and solutions) and otherwise use customer/end user documentation and specifications relating to the NantHealth Solutions; and

c. access, integrate, prepare derivative works of, modify and otherwise use the Developer Tools for the purpose of making the NantHealth Solutions available for use by Licensee, its Affiliates and its Customers (including as an embedded function/service within Licensee’s or its Affiliates’ products or solutions or through an iframe or similar display module within such product or solution).

2.2 Licensee Improvements. NantHealth acknowledge and agrees that Licensee and its Affiliates reserve and retain their entire right, title and interest (including Intellectual Property Rights) in and to any improvements, derivatives works or other modifications to any NantHealth Solutions or Developer Tools developed by or for Licensee or its Affiliates (collectively, “Licensee Improvements”). However, Licensee, on behalf of itself and its Affiliates, hereby grants to NantHealth and its Subsidiaries a worldwide, non-exclusive, perpetual, sublicensable, fully paid-up, right and license, solely outside the Field, to reproduce, transmit, access, make available, prepare derivative works of, modify and otherwise use the Licensee Improvements as part of the NantHealth Solutions.

2.3 Reservation of Rights. Subject to Section 2.2 and the express rights granted by the NantHealth in this Agreement, NantHealth and its licensors reserve and retain their entire right, title and interest (including Intellectual Property Rights) in and to the NantHealth Solutions, the Developer Tools and the NantHealth Trademarks. Licensee shall not, and shall ensure that its Affiliates do not, take any action inconsistent with NantHealth’s or its licensors’ ownership and interests set forth in this Section 2,

NantHealth License Agreement CONFIDENTIAL	Page 3 of 14

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

or assist any person in doing the same. In no event will any transaction contemplated by this Agreement be construed as a sale or assignment of NantHealth’s Intellectual Property Rights. Furthermore and for the avoidance of doubt, NantHealth expressly reserves, and neither Licensee nor its Affiliates may exercise, any license rights granted herein outside of the Field.

2.4 Restrictions. Licensee shall not, and shall be responsible to ensure that its Affiliates do not: (a) use, distribute, market, display, transfer, sublicense, prepare derivative work(s) of or modify or otherwise make available any NantHealth Solutions except as expressly authorized in this Agreement; (b) use or present Content in a manner that is out of context or presented in a misleading or discriminatory manner; (c) disrupt, disable, place unreasonable burdens or excessive loads on or interfere with the normal operation of the NantHealth Solutions (or their computer systems, servers or networks) as hosted and made available by NantHealth and its Subsidiaries; or (d) remove, obscure, or alter any notice of NantHealth’s or its licensors’ Intellectual Property Rights present on or in the NantHealth Solutions that are hosted by NantHealth or its Subsidiaries or any Content, including but not limited to copyright, trademark and/or patent notices.

2.5 Trademark License and Sublicense.

a. Subject to the terms and conditions of this Agreement, NantHealth hereby grants to Licensee and its Affiliates a non-exclusive, perpetual, fully paid-up, right and license to use the NantHealth Trademarks in connection with the marketing, branding, sale, use and sublicensing of the NantHealth Solutions in the Field.

b. The use of the NantHealth Trademarks must be in accordance with the NantHealth’s trademark use guidelines and instructions, if any, furnished from time to time to Licensee and its Affiliates.

c. All goodwill in and to the NantHealth Trademarks will inure solely to the benefit of NantHealth and its licensors.

2.6 Rights to Licensee Data. As between NantHealth on the one hand and Licensee and its Affiliates on the other hand, all Licensee Data shall be solely owned by Licensee or its Affiliates and shall constitute the Confidential Information of Licensee or the applicable Affiliate. To the extent permitted under, and subject to, the applicable Customer Agreements, end user license agreements, patient consents or Law or regulation, Licensee, on behalf of itself and its Affiliates, hereby grants to NantHealth and its Subsidiaries a worldwide, non-exclusive, perpetual, sublicensable, fully paid-up right and license to use the Licensee Data in connection with its and their businesses outside of the Field.

2.7 Rights to NantHealth Data. To the extent permitted under, and subject to, any applicable customer agreements, end user license agreements, patient consents or Law or regulation, NantHealth, on behalf of itself and its Subsidiaries, hereby grants to Licensee and its Affiliates a worldwide, non-exclusive, perpetual, sublicensable, fully paid-up right and license to use the NantHealth Data in connection with its and their businesses in the Field.

2.8 Continuing Obligations of NantHealth Subsidiaries. Notwithstanding anything in this Agreement to the contrary, each entity that is a Subsidiary of NantHealth shall continue to be bound by the terms of this Agreement even after such entity ceases to be a Subsidiary of NantHealth with respect to any NantHealth Solutions existing immediately prior to the time such entity ceased to be a Subsidiary of NantHealth.

NantHealth License Agreement CONFIDENTIAL	Page 4 of 14

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.	Other Obligations of the Parties

3.1 Support. As part of the licenses granted in Article 2 hereof, NantHealth and the applicable Subsidiaries will provide to Licensee and its Affiliates reasonable support, issue resolution, cooperation and assistance necessary for the proper operation and use of the NantHealth Solutions by Licensee and its Affiliates hereunder. However, Licensee acknowledges and agrees that NantHealth and its Subsidiaries are not obligated to support or maintain NantHealth Solutions after such support and maintenance has been discontinued for NantHealth and its Subsidiaries customers generally.

3.2 Service Levels. The hosted NantHealth Solutions made available to Licensee and its Affiliates hereunder will operate in accordance with acceptable industry standards.

3.3 Delivery. Within a reasonable period of time following Licensee’s request, NantHealth will deliver or otherwise make available to Licensee copies, [***], of the NantHealth Solutions.

3.4 Professional Services. Licensee and its Affiliates may retain NantHealth to perform professional services (“Professional Services”) from time to time as the Parties may agree upon in writing in the form of a statement of work. NantHealth will carry out the Professional Services in a professional manner in accordance with acceptable industry standards. Unless otherwise mutually agreed and outlined in the applicable statement of work, the Professional Services shall be provided by NantHealth on a time and materials basis at NantHealth’s then applicable rates and subject to such deposit or advance payment as NantHealth may reasonably require.

3.5 Customer Agreements. Licensee’s or its Affiliates’ agreements with Customers must contain terms and conditions no less protective of NantHealth and its licensors than the applicable terms and conditions relating to Licensee’s and its Affiliate’s own products of a similar nature.

3.6 Insurance. During the term of this Agreement, at such Party’s expense, each Party will maintain policies of insurance with insurance companies having a financial strength rating no lower than “A-” and a size category not lower than “XII” as rated by the A.M. Best Company, and in amounts which are reasonable and prudent in light of such Party’s business, potential liabilities to the other Party hereunder, and other relevant factors, including the following: (i) Commercial General Liability insurance with limits not less than One Million U.S. Dollars ($1,000,000) combined single limit per occurrence and Two Million U.S. Dollars ($2,000,000) aggregate for products, completed operations, personal injury (including death) and property damage arising out of this Agreement; (ii) Errors and Omissions insurance with limits of at least Five Million U.S. Dollars ($5,000,000) per occurrence and in the aggregate; and (iii) Workers’ Compensation insurance with applicable statutory limits. The policies must contain no exclusions for sole proprietors, executive officers, partners or members and must have waivers of subrogation.

4.	Force Majeure.

4.1 Force Majeure. Neither Party will be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by (a) acts of God; (b) flood, fire, or explosion; (c) war, terrorism, invasion, riot, or other civil unrest; or (d) embargoes or blockades in effect on or after the Effective Date (each of the foregoing, a “Force Majeure Event”);

NantHealth License Agreement CONFIDENTIAL	Page 5 of 14

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.2 Obligations. Section 4.1 will only apply to the extent (a) the Force Majeure Event is outside the reasonable control of the affected Party and is not due to the affected Party’s fault or negligence; (b) the affected Party provides notice of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue; and (c) the affected Party uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event.

5.	Confidentiality.

5.1 Obligations. From time to time in connection with this Agreement, either Party (as the “Disclosing Party”) has or may disclose or make available to the other Party or its Affiliates (each, the “Receiving Party”) Confidential Information, whether before or after the Effective Date. In such cases, and subject to the exceptions and limitations expressly set forth in this Agreement, the Receiving Party will (a) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (b) except as otherwise permitted pursuant to this Agreement, not disclose the Disclosing Party’s Confidential Information to any Person except to its Representatives who need to know the Confidential Information in order to assist the Receiving Party, or to act on its behalf, in exercising the Receiving Party’s rights or performing the Receiving Party’s obligations under this Agreement, where such Representatives are themselves bound by nondisclosure agreements or obligations as least as restrictive as those set forth in this Section 5.1. The Receiving Party will be responsible for any breach of, or non-compliance with, this Section 5.1 by its Representatives. The obligation not to use or disclose a Party’s Confidential Information will remain in effect until one of the exceptions in Section 5.2 applies.

5.2 Exceptions. The restrictions set forth in Section 5.1 will not apply to Confidential Information that, at the time of disclosure to or receipt by the Receiving Party or its Representatives: (a) is in the public domain or is or becomes generally available to and known by the public other than resulting from, directly or indirectly, any breach of this Section 5 by the Receiving Party or its Representatives; (b) is or becomes available to the Receiving Party or any of its Representatives on a non-confidential basis from a third party; provided, that such third party is not and was not prohibited from disclosing the Confidential Information; or (c) was or is independently developed by the Receiving Party or its Representatives without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information.

5.3 Legally Required Disclosure. Notwithstanding anything in this Section 5 to the contrary, if a Receiving Party or any of its Representatives is required pursuant to applicable Law or the rules or regulations of a stock exchange or similar self-regulatory authority, to disclose any of the Disclosing Party’s Confidential Information, then the Receiving Party agrees, to the extent legally permissible and as soon as reasonably practicable, to provide the Disclosing Party with written notice of the event so that the Disclosing Party may, at the Disclosing Party’s expense, seek a protective order or other remedy. The Receiving Party or its Representative (as applicable) will use its commercially reasonable efforts to consult with the Disclosing Party with respect to any effort by the Disclosing Party to resist or narrow the scope of such requirement or request, or to seek such protective order or other remedy. If such protective order or other remedy is not obtained, then the Receiving Party or its Representative (as applicable): (a) may, without liability, disclose that portion of the Disclosing Party’s Confidential Information that it is required to disclose; and (b) will use its commercially reasonable efforts to have confidential treatment accorded to the Confidential Information so disclosed. Furthermore, Section 5 will not apply to the disclosure of Confidential Information if such disclosure is necessary to establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary. Any information disclosed pursuant to this Section 5.3 will retain its confidential status for all other purposes.

NantHealth License Agreement CONFIDENTIAL	Page 6 of 14

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

5.4 Effect of Termination. Upon termination of this Agreement, at the Disclosing Party’s request, the Receiving Party will, and will cause its Representatives (and, if applicable, its Affiliates) to, promptly return or destroy (at the Receiving Party’s option) all Confidential Information received from the Disclosing Party in tangible form, together with all copies thereof, in such Person’s possession; provided, however, that the Receiving Party may keep one (1) copy of the Disclosing Party’s Confidential Information: (a) to the extent necessary to exercise its surviving rights and perform its surviving obligations hereunder; (b) to the extent required to be maintained pursuant to applicable law or to satisfy the Receiving Party’s record retention obligations and (c) in accordance with its corporate security and/or disaster recovery procedures, to the extent such Confidential Information is in electronic form. The Receiving Party will, upon request, promptly certify in writing that it has complied with the obligations of this Section 5.4.

5.5 Protected Health Information. For the avoidance of doubt, the use and protection of protected health information received by a Party or its Representatives in its capacity as a Business Associate or subcontractor of a Business Associate will be governed by the terms of the BAA.

6.	Public Announcements.

6.1 Publicity. Except as may be required by applicable Law or the rules or regulations of a stock exchange or similar self-regulatory authority, neither Party will issue or release any public announcement, statement, press release or other publicity relating to this Agreement without the prior written consent of the other Party.

6.2 Use of Marks. Except as expressly authorized by this Agreement, neither Party will use the other Party’s trademarks, service marks, trade names, logos, domain names or other indicia of source, origin, association or sponsorship, without the prior written consent of the other Party.

7.	Representations, Warranties and Covenants.

7.1 General Representations and Warranties. Each of the Parties hereto represents to the other that (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation; (b) it has the power and authority to enter into this Agreement and the transactions contemplated hereby, the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action by such Party, and this Agreement constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (c) the execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, by such Party does not and will not violate any provision of its charter or other organizational documents.

7.2 Other Representations, Warranties and Covenants.

a. No Viruses. Each Party will use industry standard measures to scan, detect and delete any computer software, code or script (including Javascript): (a) designed to disrupt, erase, disable, harm, or otherwise impede in any manner the operation of any software, firmware, hardware, computer system, network, or service; or (b) that constitutes a virus, time bomb, trap door, executable file virus, Trojan horse, worm, or any other similar harmful, malicious or hidden procedure, routine or mechanism that would damage or corrupt data, storage media, programs, equipment or communications, or otherwise interfere with operations.

b. Compliance With Laws. Each Party will comply with all applicable Laws, governmental requirements, and industry standards, including those with respect to privacy, data protection, portability, or accountability, applicable to such Party or its personnel with respect to the

NantHealth License Agreement CONFIDENTIAL	Page 7 of 14

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

NantHealth Solutions and the performance of its obligations and exercise of its rights under this Agreement. Neither Party will, nor permit any third parties to, export, re-export, or release, directly or indirectly, any Controlled Technology to any country or jurisdiction to which the export, re-export, or release of any Controlled Technology (a) is prohibited by applicable Law or (b) without first completing all required undertakings (including obtaining any necessary export license or other governmental approval). As used herein, “Controlled Technology” means any software, documentation, technology, or other technical data, or any products that include or use any of the foregoing, of which the export, re-export, or release to certain jurisdictions or countries is prohibited or requires an export license or other governmental approval under any Law, including the U.S. Export Administration Act and its associated regulations.

7.3 Disclaimer. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY THE PARTIES IN THIS AGREEMENT AND TO THE MAXIMUM EXTENT PERMITTED BY LAW, NO PARTY HERETO MAKES ANY REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, OR NONINFRINGEMENT.

8.	Indemnification.

8.1 Indemnification. Subject to the provisions of this Section 8, each Party agrees to defend the other party and its Affiliates and its and their respective officers, directors, employees, representatives, agents and users (the “Indemnified Persons”) from and against any and all third party claim, action, suit or proceeding (each, a “Claim”) and indemnify and hold the Indemnified Persons harmless from and against any and all Losses incurred or sustained by the Indemnified Persons, to the extent such Claim and related Loss is a result of any of the following:

a. any violation of applicable Law by the indemnifying party;

b. any gross negligence or willful misconduct in connection with the performance of any covenant or agreement applicable to the indemnifying Party contained in this Agreement (including the performance of the Services), including any personal injury, death or damage to tangible personal or real property;

c. taxes assessed or claimed against any of the Indemnified Persons that are obligations of the indemnifying Party in connection with this Agreement or which result from the breach of this Agreement by the indemnifying Party; and

d. in the case of NantHealth, any Claim that NantHealth’s products, services and trademarks, including without limitation the NantHealth Solutions, the Developer Tools and NantHealth Trademarks or the use, sale or delivery of any of the foregoing in accordance with this Agreement, infringe, misappropriate, or violate any Intellectual Property Right or other right of a third party (each, an “Infringement Claim”), including damages suffered by the Indemnified Persons’ Customers and end users as a result thereof for which the Indemnified Persons are liable.

8.2 Infringement Remedy. In the event of an Infringement Claim, or if any of the NantHealth Solutions, the Developer Tools or the NantHealth Trademarks is enjoined or threatened to be enjoined, then NantHealth will, at its sole cost and expense, (a) procure for the Indemnified Persons the right to continue to receive and use such item to the full extent contemplated by this Agreement;

NantHealth License Agreement CONFIDENTIAL	Page 8 of 14

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b) modify or replace the elements that infringe or are alleged to infringe to make them non-infringing while providing reasonably equivalent services, features and/or functionality (as applicable); or (c) if neither (a) or (b) are commercially practicable, terminate this Agreement immediately, but solely with respect to the portion of the products or services infringing or alleged to infringe.

8.3 Exclusions from Indemnification. Notwithstanding Sections 8.1 and 8.2 hereof, NantHealth will have no obligation or liability with respect to any Claim or action regarding any Claim that results from the following: (a) unauthorized modifications to NantHealth’s products or services by any Indemnified Person; (b) the combination, operation or use of the NantHealth’s products or services with other products, processes or materials if the NantHealth’s products or services themselves do not infringe; (c) the Indemnified Persons’ continued engagement in infringing or allegedly infringing activities after receipt of notice from NantHealth of a Claim and after being provided with modifications that would have avoided the alleged infringement; or (d) any marketing, sale or use of NantHealth’s products or services that is not in compliance with this Agreement.

9. Limitation of Liability. EXCEPT WITH RESPECT TO: (A) INDEMNIFICATION FOR CLAIMS MADE BY THIRD PARTIES, (B) BREACHES OF CONFIDENTIALITY, (C) BREACH OF THE PROVISIONS OF SECTION 2 HEREOF, (D) A PARTY’S OBLIGATION TO PAY ATTORNEYS AND OTHER COSTS IN CONNECTION WITH SECTION 11.9 HEREOF, OR (E) FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED, AND UNDER WHATEVER CAUSE OF ACTION OR THEORY OF LIABILITY (INCLUDING UNDER ANY CONTRACT, NEGLIGENCE OR OTHER TORT THEORY OF LIABILITY), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, A PARTY’S AGGREGATE LIABILITY FOR DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL NOT EXCEED THE GREATER OF (I) AGGREGATE FEES AND REIMBURSABLE EXPENSES PAID TO LICENSEE UNDER THIS RESELLER AGREEMENT (INCLUDING AMOUNTS ALREADY PAID AND AMOUNTS THAT HAVE ACCRUED BUT NOT YET BEEN PAID) IN THE EIGHTEEN (18) MONTH PERIOD PRECEDING THE CLAIM AND (II) ONE MILLION DOLLARS ($1,000,000).

10.	Termination.

10.1 Termination for Cause. Either Party may terminate this Agreement, immediately upon written notice to the other party, if the other Party materially breaches this Agreement and such breach (a) is incapable of cure or (b) being capable of cure, remains uncured sixty (60) days after the breaching Party receives written notice from the non-breaching Party thereof.

10.2 Termination for Insolvency. Either Party may terminate this Agreement, immediately upon written notice to the other Party, if the other Party: (a) becomes insolvent or admits inability to pay its debts generally as they become due; (b) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, which is not fully stayed within seven (7) days or is not dismissed or vacated within forty-five (45) days after filing; (c) is dissolved or liquidated or takes any action for such purpose; (d) makes a general assignment for the benefit of creditors; or (e) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any portion of its property or business (and such appointment is not discontinued within sixty (60) days thereafter).

NantHealth License Agreement CONFIDENTIAL	Page 9 of 14

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

10.3 Termination Right for Infringement. NantHealth may terminate this Agreement in part in accordance with the terms of Section 8.2.

10.4 Effect of Termination.

a. The termination of this Agreement will not have the effect of terminating any Customer Agreement entered into prior to the effective date of termination. Each Party will continue to honor commitments made under the terms and conditions of each such Customer Agreement for up to three (3) years after the effective date of termination of this Agreement.

b. Upon termination of this Agreement, except in connection with the rights and obligations set forth in this Section 10.4, (i) Licensee shall promptly cease all use of the NantHealth Trademarks and any marketing of the Content to prospective Customers; (ii) if this Agreement is terminated by NantHealth under Section 10.1 or 10.2, then Licensee and its Affiliates shall promptly discontinue use of the NantHealth Data and delete and otherwise remove or destroy all other copies the NantHealth Data that is in Licensee’s possession or control; and (iv) if this Agreement is terminated by Licensee under Section 10.1 or 10.2, then NantHealth shall promptly discontinue use of the Licensee Data and delete and otherwise remove or destroy all other copies the Licensee Data that is in the NantHealth’s possession or control.

10.5 Survival. The provisions of Sections 1 (Definitions), Section 2.2 (Licensee Improvements), Section 2.3 (Reservation of Rights), Section 2.4 (Restrictions), Section 2.6 (Rights to Licensee Data) (except to the extent this Agreement is terminated by Licensee under Section 10.1 or 10.2), Section 2.7 (Rights to NantHealth Data) (except to the extent this Agreement is terminated by NantHealth under Section 10.1 or 10.2), Section 4 (Force Majeure), Section 5 (Confidentiality), Section 7.3 (Disclaimer), Section 8 (Indemnification), Section 9 (Limitation of Liability), Section 10.4 (Effect of Termination), this Section 10.5 (Survival), and Section 11 (Miscellaneous) will survive and continue after expiration or termination of this Agreement indefinitely. Further, the provisions of Section 7 (Representations, Warranties and Covenants) will survive and continue after termination of this Agreement for the full duration of any Customer Agreement, but in each case solely with respect to any such continuing Customer Agreement. In addition, the rights and obligations of any Party which, by their nature, extend beyond the termination of this Agreement will continue in full force and effect notwithstanding the termination of this Agreement.

11.	Miscellaneous.

11.1 Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties. Neither Party will have authority to contract for or bind the other Party in any manner whatsoever, except as expressly set forth in this Agreement.

11.2 Notices. All notices hereunder will be in writing and addressed to a Party at the address set forth under such Party’s name on the signature page hereto (or as otherwise specified by a Party in a notice given in accordance with this Section 11.2). Notices sent in accordance with this Section 11.2 will be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

11.3 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not

NantHealth License Agreement CONFIDENTIAL	Page 10 of 14

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Sections refer to the sections of this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing an instrument to be drafted. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

11.4 Assignment. Neither Party may assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily or involuntarily, without the other Party’s prior written consent, which will not be unreasonably withheld, conditioned, or delayed; provided, however, that (i) Licensee may assign this Agreement to an Affiliate with the capability to provide and perform the obligations of Licensee, or (b) either Party may assign this Agreement to a third party that receives all or substantially all of the assets to which this Agreement relates. Any assignment, delegation, or other transfer without such prior written consent will be null and void. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

11.5 Rights of Affiliates; Third Party Beneficiary Status. [***].

11.6 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.7 Severability. If any provision of this Agreement or the application thereof to any Party or circumstances is declared void, illegal, or unenforceable, then the remainder of this Agreement will be valid and enforceable to the extent permitted by applicable Law.

11.8 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of California applicable to agreements made and to be performed wholly within that State without regard to its conflicts of laws provisions.

11.9 Dispute Resolution.

(a) Informal Resolution. Except as otherwise provided in this Agreement, in the event of any dispute, claim, or controversy arising under, out of, or in connection with this Agreement (a “Dispute”), including as to the breach, performance, or interpretation of this Agreement or the rights, duties or liabilities of either Party hereunder, the Parties will first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves. If such Dispute is not resolved on an

NantHealth License Agreement CONFIDENTIAL	Page 11 of 14

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

informal basis within thirty (30) days, each Party may, at its sole discretion, seek resolution of such matter in accordance with Section 11.9(b) and exercise its rights according to any other applicable sections of this Agreement.

(b) Arbitration. Except as otherwise expressly provided in this Section, if the Parties do not reach a mutually acceptable resolution pursuant to Section 11.9(a) as to a Dispute, the Dispute shall be referred for resolution by final, binding arbitration in accordance with the provisions of this Section. The arbitration shall be conducted by the American Arbitration Association (or any successor entity thereto) (“AAA”) under its rules of commercial arbitration then in effect, except as modified in this Agreement. The arbitration shall be conducted in the English language, by a single arbitrator knowledgeable in the subject matter at issue in the Dispute and acceptable to both Parties; provided, however, that the Parties may by mutual agreement elect to have the arbitration conducted by a panel of three arbitrators (such single arbitrator or panel, the “Arbitrator”). The Arbitrator shall, if appropriate, engage an independent expert with experience in the subject matter of the Dispute to advise the Arbitrator.

(i) With respect to any Dispute referred to arbitration pursuant to this Section 11.9, the Parties and the Arbitrator shall use all reasonable efforts to complete any such arbitration within three (3) months from the issuance of notice of a referral of any such Dispute to arbitration. The Arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided that the Arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the Dispute.

(ii) The decision of the Arbitrator shall be the sole, exclusive, and binding remedy between them regarding the Dispute presented to the Arbitrator. Any decision of the Arbitrator may be entered in a court of competent jurisdiction for judicial recognition of the decision and an order of enforcement. The arbitration proceedings and the decision of the Arbitrator shall not be made public without the joint consent of the Parties, and each Party shall maintain the confidentiality of such proceedings and decision.

(iii) Unless otherwise agreed by the Parties, the arbitration proceedings shall be conducted in Los Angeles, California. The Parties shall share equally the cost of the arbitration filing and hearing fees, the cost of the independent expert retained by the Arbitrator, and the cost of the Arbitrator and administrative fees of AAA. Each Party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses.

(c) Temporary Relief. Pending the selection of the Arbitrator or pending the Arbitrator’s determination of the merits of any Dispute, either Party may seek appropriate interim or provisional relief from any court of competent jurisdiction as necessary to protect the rights or property of that Party.

11.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.

11.11 Equitable Relief. Notwithstanding anything else in this Agreement to the contrary, each Party acknowledges that a breach by a Party of this Agreement may cause the non-breaching Party immediate and irreparable harm, for which an award of damages may not be adequate compensation and

NantHealth License Agreement CONFIDENTIAL	Page 12 of 14

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

agrees that, in the event of such breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including in the form of orders for preliminary or permanent injunction, specific performance, interim or conservatory relief, and any other relief that may be available for any court, and the Parties hereby waive any requirement for the securing or posting of any bond in connection with such relief. Such remedies will not be deemed to be exclusive but will be in addition to all other remedies available under this Agreement, at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

11.12 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered by facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. Federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.13 Entire Agreement. This Agreement, together with the BAA, constitutes the sole and entire agreement between the Parties solely with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.

[Signature Page Follows]

NantHealth License Agreement CONFIDENTIAL	Page 13 of 14

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, the parties have executed this Content License Agreement as of the Effective Date.

NantOmics, LLC		Nant Health, LLC

By:	/s/ Charles Kim	By:	/s/ Robert Watson
Name:	Charles Kim	Name:	Robert Watson
Title:	General Counsel	Title:	President

Address for Notices:		Address for Notices:

9920 Jefferson Blvd.		9920 Jefferson Blvd.
Culver City, CA 90232		Culver City, CA 90232
Attention: General Counsel		Attention: President

14